Exhibit 99.1

SOURCE: Vantage Drilling Company

November 2, 2015

Vantage Drilling In Discussions with Secured Lenders and Secured Noteholders Regarding Deleveraging Transaction Terms

HOUSTON, TX - Vantage Drilling Company, together with its subsidiaries and affiliates (collectively, “Vantage” or the “Company”) (OTC: VTGDF), announced today that it is in discussions with members of an informal group of senior secured term loan lenders and secured noteholders, representing more than $1.5 billion of the Company’s secured debt, on the terms of a deleveraging transaction. The specific terms under discussion remain subject to non-disclosure agreements among the Company and the secured lender group’s members. In connection with these discussions, Vantage has not made a $40.8 million interest payment on its 7.5% senior secured notes and has elected to utilize the grace period under the notes. This interest payment grace period expires on December 2, 2015. No agreement regarding a deleveraging transaction has been entered into at this time, and no assurances can be given that the Company’s efforts will result in any such agreement. The Company emphasized that it continues to maintain ample liquidity to maintain efficient operations world-wide, with more than $200.6 million of available cash on hand.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT INFORMATION

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700